Exhibit 99.1

Contact:
Savient Pharmaceuticals, Inc. John P. Hamill Senior Vice President and Chief Financial Officer information@savient.com (732) 418-9300	Burns McClellan Caitlyn Murphy cmurphy@burnsmc.com (212) 213-0006

Savient Pharmaceuticals Announces the Election of Genzyme CEO Dr. David Meeker to Its Board of Directors

BRIDGEWATER, N.J., (January 8, 2013) – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) announced today that David Meeker, M.D., President and Chief Executive Officer of Genzyme, a Sanofi Company, has been elected to Savient’s Board of Directors, effective January 7, 2013. In addition, Savient announced the resignation from the Company’s Board of William F. Owen, Jr., M.D., who is relocating to Qatar to serve as Chief Executive Officer of the Sidra Medical and Research Center, a groundbreaking medical, research and education institution that focuses on the health and wellbeing of women and children in Doha, Qatar. With the election of Dr. Meeker and the departure of Dr. Owen, the number of Savient Board members remains seven.

“David’s extensive knowledge of the life sciences industry and his expertise in developing therapeutic products and leading a renowned team at Genzyme will be great assets to Savient, and we look forward to his contributions to our Board,” stated Stephen O. Jaeger, Chairman of Savient’s Board of Directors. “We also are grateful to Dr. Owen for his many contributions and his role in the progress of Savient.”

Dr. Meeker was appointed President and Chief Executive Officer of Genzyme, a Sanofi Company, in October 2011. Prior to this, he held key positions of increasing responsibility at Genzyme first within Research and Development and then within the commercial organization. Most recently he served as Chief Operating Officer, in which capacity he was responsible for Genzyme’s commercial organization and played an important role in the company’s integration with Sanofi. Previous positions at Genzyme included President of the Global Rare Disease Business, in which role Dr. Meeker oversaw the global launches of Aldurazyme®, Fabrazyme®, and Myozyme®. Prior to joining Genzyme, Dr. Meeker served as the Director of the Pulmonary Critical Care Fellowship at the Cleveland Clinic and as an assistant professor of medicine at Ohio State University. He currently is a Board member of the Biotechnology Industry Organization and of Prize4Life. Dr. Meeker received his M.D. degree from the University of Vermont Medical School and completed the Advanced Management Program at Harvard Business School.

“David brings a unique history in the industry, having overseen important global product launches in rare diseases, as well as gaining insights into the patient perspective by serving in one of the leading teaching hospitals in the U.S.,” said Lou Ferrari, President and Chief Executive Officer of Savient. “I believe David’s vision and his track record will be extremely important for Savient as we continue to offer an important treatment option for patients suffering from refractory chronic gout and as we prepare for the anticipated approval and launch of KRYSTEXXA® in the EU.”

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients who do not respond to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted US and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns US and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also supplies Oxandrin® (oxandrolone tablets, USP) CIII in the US For more information, please visit the Company’s website at www.savient.com.

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